Exhibit 99.1

NEWS RELEASE

RGC RESOURCES, INC.

Release Date:	August 9, 2011
Contact:	John B. Williamson, III
President, Chairman and CEO
Telephone:	540-777-3810

RGC RESOURCES, INC.

THIRD QUARTER FINANCIAL RESULTS

ROANOKE, Va. (August 9, 2011)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $184,617 or $0.08 per average share outstanding for the quarter ended June 30, 2011. This compares to consolidated earnings of $13,466 or $0.01 per average share outstanding for the quarter ended June 30, 2010. President, Chairman and CEO John Williamson attributed the increase in earnings to an improvement in gross margin from higher space heating sales volumes as a result of a colder spring and the implementation of a non-gas rate increase in November.

Earnings for the trailing twelve months ending June 30, 2011 were $4,522,467 or $1.98 per share compared to $4,735,528 or $2.11 per share for the trailing twelve months ended June 30, 2010. Williamson attributed the lower year-over-year earnings primarily to the effect in the prior period of a one-time credit to depreciation expense associated with implementing updated plant depreciation rates in the September 30, 2009 quarter end.

RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.

From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.

Summary financial statements for the third quarter and trailing twelve months are as follows:

RGC Resources, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010
Revenues	$11,107,485	$10,334,301	$69,424,195	$73,859,319
Cost of sales	6,042,498	5,622,992	42,361,406	47,353,464

Gross margin	5,064,987	4,711,309	27,062,789	26,505,855
Other operating expenses, net	4,310,446	4,236,502	17,964,119	17,026,580
Interest expense	456,314	455,551	1,833,754	1,839,732

Income before income taxes	298,227	19,256	7,264,916	7,639,543
Income tax expense	113,610	5,790	2,742,449	2,904,015

Net income	$184,617	$13,466	$4,522,467	$4,735,528

Net earnings per share of common stock:
Basic	$0.08	$0.01	$1.98	$2.11

Diluted	$0.08	$0.01	$1.97	$2.10

Cash dividends per common share	$0.340	$0.330	$1.350	$1.310

Weighted average number of common shares outstanding:
Basic	2,302,214	2,263,119	2,286,293	2,248,271
Diluted	2,305,981	2,269,503	2,291,128	2,255,568

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,
	2011	2010
Assets
Current assets	$34,210,736	$33,646,959
Total property, plant and equipment, net	84,261,056	80,823,976
Other assets	7,428,175	5,904,387

Total Assets	$125,899,967	$120,375,322

Liabilities and Stockholders’ Equity
Current liabilities	$32,591,556	$34,131,812
Long-term debt	13,000,000	13,000,000
Deferred credits and other liabilities	30,137,282	25,588,038

Total Liabilities	75,728,838	72,719,850
Stockholders’ Equity	50,171,129	47,655,472

Total Liabilities and Stockholders’ Equity	$125,899,967	$120,375,322